Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Answers Corporation

We consent to the incorporation by reference herein of our reports dated March 31, 2008, with respect to the consolidated balance sheets of Answers Corporation and Subsidiary (“the Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2007, and to the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Answers Corporation, and to the reference of our firm under the heading “Experts” in the prospectus.

Our report with respect to the consolidated financial statements refers to the adoption by the Company, effective January 1, 2006, of Financial Accounting Standards Board Statement No. 123R “Share-Based Payment”.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of material weaknesses on the achievement of objectives of the control criteria and contains an explanatory paragraph that states that the Company did not maintain effective internal control over access to, and changes in, its information technology financial applications and underlying financial data, and over its officers’ authority to obligate the Company.

/s/ Somekh Chaikin

Somekh Chaikin

Certified Public Accountants (Isr.)

A member firm of KPMG International

July 30, 2008